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                                                                   EXHIBIT 10.15


[LOGO]  [LETTERHEAD OF CHAIN LINK TECHNOLOGIES, INC.]


April 4, 2000


Mr. Ron Benza

Dear Mr. Benza:

Chain Link Technologies, Inc. is pleased to offer you the position of Chief Marketing Officer. If you accept our offer, as I hope you will, the initial terms and conditions of your employment with Chain Link Technologies are described below.

You will be based out of our Sunnyvale office and report directly to Bryan Plug, Chain Link's Chief Executive Officer. Your compensation will be as follows:

     . Your rate of pay will be one hundred and seventy-five thousand dollars ($175,000) per year, subject to annual review.

     . You will also be entitled to a discretionary business expense account allowance of $600 per month. You understand that this amount will be considered taxable income to you.

     . You will receive a performance-based bonus paid of seventy-five thousand dollars ($75,000) at the end of our fiscal year provided that you meet the performance criteria for the bonus and further provided that you remain an employee of the company at the time the bonus is paid. However, out of the seventy-five thousand dollar ($75,000) bonus during your first year of employment, you will receive at least twenty-five thousand dollars ($25,000) bonus as a guarantee provided that you remain employed with Chain Link through the end of the fiscal year.

     . We recommend to the Board of Directors that you be awarded stock options in the amount of three hundred and fifty thousand (350,000) shares from our Stock Option Plan. Pending Board of Directors' approval, these options will vest over a period of three years, beginning on the first date of your employment at Chain Link Technologies, Inc., and shall vest at the rate of 20% after your first 6 months of employment with Chain Link. The remaining 80% of the awarded options will be vested on a monthly basis for the remainder of the three-year vesting schedule (30 months). Please be aware that this promise to recommend to the Board is not a promise of compensation with respect to stock options as only the Board of Directors can authorize the grant of any such options.

     . For involuntary termination without cause, your severance package will consist of six months of your base salary and general benefits, provided, however, that you will not continue to vest in stock options after the date of the termination of your employment. You will not be entitled to any additional compensation, other than payment for salary earned but unpaid, accrued but unused vacation, and any vested stock options if your employment is terminated for cause or if you voluntarily resign from your employment.

     . Notwithstanding the foregoing, in the event that another company acquires Chain Link, as the term "acquires" is interpreted by the SEC, you will be able to accelerate one year's worth of options upon acquisition. You will be able to accelerate 100% of your options in the event that involuntary termination occurs within six months after acquisition. For purposes of this agreement, an involuntary termination will occur if you are required to relocate more than 50 miles away from your present place of employment, (Sunnyvale, CA), following an acquisition.

You also will be eligible to participate in the following, additional company benefits, subject to the general provisions of each plan:

     .   Full medical, dental and optical insurance
     .   Life insurance
     .   Long-term disability insurance
     .   401(k) Savings Plan
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[LOGO] CHAIN LINK                                      1314 Chesapeake Terrace
       TECHNOLOGIES, INC.                            Sunnyvale, California 94089
                                                         tel: 408.543.4400
                                                         fax: 408.752.8460


Please refer to the attachment entitled Chain Link Employee Benefits for a brief description of the items in your compensation package.

This offer letter supersedes any verbal commitment you may have received from any representative of Chain Link Technologies, Inc. Also, please note that this offer is null and void if not signed by you and returned to Chain Link by April 10, 2000. We look forward to having you join us in a mutually beneficial relationship. Please contact me if you have any questions or concerns.

Sincerely,

/s/ Bryan Plug

Bryan Plug                    Linda Lee for Bryan Plug
Chief Executive Officer

I have read and accept the terms stated above.


/s/ Ron Benza                         signed on   4/5/00    .
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Ron Benza                                      Date


I plan to report to work at Chain Link Technologies, Inc. on   May 1/st/, 2000.
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